As filed with the Securities and Exchange Commission on February 10, 2025

Registration No. _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3840979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5701 North Pima Road

Scottsdale, Arizona 85250

(Address of Principal Executive Offices) (Zip Code)

onsemi Non-Qualified Deferred Compensation Plan

(Full title of the plan)

Paul Dutton

Senior Vice President, Chief Legal Officer and Secretary

ON Semiconductor Corporation

5701 North Pima Road

Scottsdale, Arizona 85250

(602) 244-6600

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

The sole purpose of this registration statement on Form S-8 (this “Registration Statement”) is to register $50 million of deferred compensation obligations (“Deferred Compensation Obligations”) of ON Semiconductor Corporation (the “Company” or “Registrant”) under the onsemi Nonqualified Deferred Compensation Plan (the “Plan”). This Plan was approved by the Company’s Board of Directors on May 17, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “10-K”).

In addition, all documents, reports and definitive proxy or information statements filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all unsold securities shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant filing with the Commission, we are not incorporating by reference any documents, portions of documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules.

Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following is a summary of the Deferred Compensation Obligations. The Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation from the general assets of the Company in accordance with the terms of the Plan. The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an “excess benefit plan” within the meaning of Section 3(36) of the ERISA, or a combination of both. The Plan is further intended to conform with the requirements of Internal Revenue Code Section 409A and the final regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted, implemented, and administered in a manner consistent therewith.

The Human Capital and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has been designated to administer the Plan. The Committee has the exclusive right and full discretion to, among other things, appoint agents to act on its behalf and to make, amend and/or rescind rules as it deems necessary for the proper administration of the Plan.

Each employee who is selected by the Committee to participate in the Plan (each, a “Participant”) will have the opportunity to defer a percentage of his or her compensation pursuant to the terms of the Plan. Specifically, a Participant may elect to defer up to: (i) 80% of his or her base salary; and (ii) 80% of his or her short-term incentive or annual cash bonus. All deferral elections must be made in accordance with the terms of the Plan and in compliance with Section 409A. Each Participant’s deferred amounts will be credited to an account maintained on the books of the Company (an “Account”). Amounts credited to a Participant’s Account are credited with deemed investment returns equal to the experience of selected phantom investment alternatives offered under the Plan and elected by the Participant.

The Deferred Compensation Obligations are payable upon a date or dates selected by the Participant in accordance with the terms of the Plan, and are payable in the form of a lump-sum distribution or in equal annual installments over a period of up to ten years, subject to certain conditions in the Plan. Distributions to a Participant will be made or commence upon the earlier of a specified date selected by the Participant or his or her separation from service, provided that the vested balance of a Participant’s Account shall be paid in a lump sum following the Participant’s death.

Each Participant has the right, at any time, to designate one or more persons as beneficiary to receive the payment of benefits under the Plan in the event of the Participant’s death prior to complete distribution of the Participant’s Account. If a Participant fails to properly designate a beneficiary, or if the designated beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s beneficiary will be deemed to be the Participant’s estate.

The Company may establish one or more grantor trusts for the purpose of providing for the payment of the Deferred Compensation Obligations. However, each Participant is an unsecured general creditor of the Company with respect to all Deferred Compensation Obligations and will rank pari passu in right of payment with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company reserves the right to amend or terminate the Plan at any time. However, no amendment can directly or indirectly deprive any current or former Participant or beneficiary of any portion of his or her Account that has accrued and vested. Any distributions made pursuant to a termination of the Plan will only be made as provided for under the terms of the Plan and as necessary in order to comply with Section 409A.

This summary is qualified in its entirety by reference to the terms of the Plan which is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper. Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Under Article ELEVENTH of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Article VII of the Company’s By-laws, as amended and restated (the “By-laws”), each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Company to the fullest extent permitted by the DGCL. The indemnification covers all expenses, to the extent permitted by the DGCL, incurred by the indemnified person in connection with such a proceeding in advance of its final disposition; provided, however, that, to the extent required by the DGCL, the advancement of expenses shall be made only upon delivery of an undertaking by such indemnified person to the Company to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under the By-laws. The By-laws further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such a provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under § 174 of the DGCL regarding liability for unlawful dividends or stock repurchases and redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. Under Article SIXTEENTH of the Certificate of Incorporation, the Company provides for such limitation of liability in the case of the Company’s directors but does not limit the liability of the Company’s officers.

The Company has entered into indemnification agreements with each of its directors and executive officers. The form of agreement (the “Indemnification Agreement”) provides, subject to certain exceptions and conditions specified in the Indemnification Agreement, that the Company will indemnify each indemnitee to the fullest extent permitted by DGCL against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding or claim in which such person is involved because of his or her status as one of the Company’s directors or executive officers. In addition, the Indemnification Agreement provides that the Company will, to the extent not prohibited by law and subject to certain exceptions and repayment conditions, advance specified indemnifiable expenses incurred by the indemnitee in connection with such proceeding or claim.

The Company maintains insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its indemnification of directors and officers.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by the complete texts of the DGCL, the Certificate of Incorporation, the By-laws and the Indemnification Agreement, which is filed as Exhibit 10.9 to the 10-K.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1(a)	Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation, as further amended through March 26, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2008)

4.1(b)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 28, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2014)

4.1(c)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated May 17, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2017)

4.2	By-laws of ON Semiconductor Corporation as Amended and Restated on August 19, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 25, 2022)

5.1	Opinion of Paul Dutton, Senior Vice President, Chief Legal Officer and Secretary, ON Semiconductor Corporation

23.1	Consent of Paul Dutton (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on signature page hereto)

10.1	onsemi Non-Qualified Deferred Compensation Plan for senior officers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 22, 2024)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 10, 2025.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Paul Dutton
Paul Dutton
Senior Vice President, Chief Legal Officer and Secretary

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thad Trent, Paul Dutton and Hope Spencer and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Hassane S. El-Khoury Hassane S. El-Khoury	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2025

/s/ Thad Trent Thad Trent	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	February 10, 2025

/s/ Alan Campbell Alan Campbell	Chair of the Board of Directors	February 10, 2025

/s/ Susan K. Carter Susan K. Carter	Director	February 10, 2025

/s/ Thomas L. Deitrich Thomas L. Deitrich	Director	February 10, 2025

/s/ Bruce E. Kiddoo Bruce E. Kiddoo	Director	February 10, 2025

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/s/ Christina Lampe-Önnerud Christina Lampe-Önnerud	Director	February 10, 2025

/s/ Paul A. Mascarenas Paul A. Mascarenas	Director	February 10, 2025

/s/ Gregory L. Waters Gregory L. Waters	Director	February 10, 2025

/s/ Christine Y. Yan Christine Y. Yan	Director	February 10, 2025

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